CERTIFICATE OF VICE PRESIDENT

                  T. ROWE PRICE PRIME RESERVE FUND, INC.

                  Pursuant to Rule 306 of Regulation S-T


_________________________________________________________________

    I, the undersigned, Henry H. Hopkins, Vice President of
T. Rowe Price Prime Reserve Fund, Inc. (the "Fund"), do hereby certify that the prospectus for the Fund has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

    WITNESS my hand and the seal of the Fund this 17th day of September, 1997.


                         T. ROWE PRICE PRIME RESERVE FUND, INC.

                         /s/Henry H. Hopkins
(Seal)                   ___________________________________
                         Henry H. Hopkins, Vice President
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